Filed Pursuant To Rule 433

Registration No. 333-238478

June 5, 2020

SPDR ETFs — Listed Options Data

ETF Data
Capital Markets Group

May 2020

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
SPY	SPDR S&P 500 ETF Trust	95,589,216	4,860,218	1,925,418	2,934,800	8,686,742	16,017,220
XLF	Financial Select Sector SPDR Fund	69,542,288	301,369	106,868	194,501	2,519,131	3,665,615
XLE	Energy Select Sector SPDR Fund	29,049,636	71,853	38,602	33,251	957,357	775,753
XLU	Utilities Select Sector SPDR Fund	18,048,836	36,081	19,848	16,233	350,544	276,275
XLI	Industrial Select Sector SPDR Fund	12,455,519	20,024	10,322	9,703	137,954	163,072
XLP	Consumer Staples Select Sector SPDR Fund	12,412,655	11,990	5,277	6,714	119,507	146,459
XLV	Health Care Select Sector SPDR Fund	12,208,801	19,595	7,348	12,248	124,272	227,747
XLK	Technology Select Sector SPDR Fund	11,882,704	30,294	9,663	20,632	164,885	438,399
GLD*	SPDR Gold Shares	11,768,734	203,914	140,333	63,581	2,494,785	1,211,710
KRE	SPDR S&P Regional Banking ETF	11,658,797	46,765	15,573	31,192	155,882	522,007
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	8,929,800	30,331	14,885	15,447	1,041,470	1,325,414
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	8,004,229	1,358	489	870	16,268	62,541
XBI	SPDR S&P Biotech ETF	7,240,811	40,683	12,750	27,934	156,715	480,034
XLRE	Real Estate Select Sector SPDR Fund	6,135,758	1,132	209	924	3,007	10,779
XRT	SPDR S&P Retail ETF	5,438,881	17,380	4,293	13,087	64,881	240,309
XLY	Consumer Discretionary Select Sector SPDR Fund	5,019,589	10,564	4,005	6,559	57,930	102,479
XLB	Materials Select Sector SPDR Fund	4,829,183	3,651	1,769	1,882	70,484	99,360
DIA	SPDR Dow Jones Industrial Average ETF Trust	4,485,785	50,302	20,034	30,269	203,090	293,628
XLC	Communication Services Select Sector SPDR Fund	4,363,506	2,842	1,432	1,410	21,184	26,203
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	4,353,365	5	1	4	24	3,209
FEZ	SPDR EURO STOXX 50 ETF	3,877,283	2,964	967	1,998	33,571	68,899
KBE	SPDR S&P Bank ETF	3,643,202	2,353	1,500	853	38,114	57,187

Source: Bloomberg as of 05/31/2020.

STATE STREET GLOBAL ADVISORS SPDR®

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Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
SPDW	SPDR Portfolio Developed World ex-US ETF	3,454,126	–	–	–	46	–
BIL	SPDR Bloomberg Barclays 1-3 Month T-Bill ETF	3,443,443	7	5	2	2,048	13,580
SPLG	SPDR Portfolio S&P 500 ETF	3,129,864	16	8	8	183	135
XME	SPDR S&P Metals & Mining ETF	2,857,481	5,311	4,518	794	145,191	59,798
SPYG	SPDR Portfolio S&P 500 Growth ETF	2,688,789	323	229	95	3,428	2,525
SPYV	SPDR Portfolio S&P 500 Value ETF	2,618,586	168	121	47	1,941	855
XHB	SPDR S&P Homebuilders ETF	2,480,016	5,503	1,808	3,696	37,885	75,086
SPEM	SPDR Portfolio Emerging Markets ETF	1,740,701	2	1	2	180	22
MDY	SPDR S&P MidCap 400 ETF Trust	1,527,801	1,025	505	521	15,087	13,044
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	1,136,782	51	24	28	618	879
SDY	SPDR S&P Dividend ETF	814,984	228	116	112	2,329	2,168
SPSM	SPDR Portfolio S&P 600 Small Cap ETF	708,069	46	25	21	601	372
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	699,770	8	7	1	4,120	4,243
RWX	SPDR Dow Jones International Real Estate ETF	651,689	1	1	1	13	13
SPTM	SPDR Portfolio S&P 1500 Composite Stock Market ETF	643,982	226	220	7	21,076	336
HYMB	SPDR Nuveen Bloomberg Barclays High Yield Municipal Bond ETF	503,724	7	1	6	268	448
KIE	SPDR S&P Insurance ETF	479,279	20	11	9	467	597
RWO	SPDR Dow Jones Global Real Estate ETF	314,822	14	1	14	3	314
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	271,021	1	1	1	2	132
GNR	SPDR S&P Global Natural Resources ETF	266,720	5	2	3	104	119
RWR	SPDR Dow Jones REIT ETF	263,229	20	5	16	146	154
XES	SPDR S&P Oil & Gas Equipment & Services ETF	260,625	71	33	38	3,465	645
EBND	SPDR Bloomberg Barclays Emerging Markets Local Bond ETF	224,474	5	–	5	14	216
XAR	SPDR S&P Aerospace & Defense ETF	199,620	38	33	5	555	145
GWX	SPDR S&P International Small Cap ETF	139,698	18	16	2	308	37
XPH	SPDR S&P Pharmaceuticals ETF	110,688	18	14	4	989	90
EWX	SPDR S&P Emerging Markets SmallCap ETF	104,769	6	2	4	69	78
GXC	SPDR S&P China ETF	94,192	11	7	5	124	159

Source: Bloomberg as of 05/31/2020.

STATE STREET GLOBAL ADVISORS SPDR®

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Ticker Name 20 Day Average 20 Day Average 20 Day Average 20 Day Average Total Open Total Open ETF Volume Total Option Volume Call Option Volume Put Option Volume Interest (Call) Interest (Put)
XSD SPDR S&P Semiconductor ETF 93,487 15 7 8 142 58 DWX SPDR S&P International Dividend ETF 88,155 — — 1 28 3 EDIV SPDR S&P Emerging Markets Dividend ETF 58,849 — 1 — 17 20 XHE SPDR S&P Health Care Equipment ETF 45,644 2 2 1 49 3 NANR SPDR S&P North American Natural Resources ETF 42,452 — 1 — 7 —GMF SPDR S&P Emerging Asia Pacific ETF 42,354 2 2 1 1 6 KCE SPDR S&P Capital Markets ETF 2,841 2 1 1 326 222
Source: Bloomberg as of 05/31/2020.

ssga.com/etfs spdrgoldshares.com
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State Street Global Advisors
One Iron Street, Boston MA 02210 T: +1 866 787 2257
This communication is not intended to promote or recommend the use of options or options trading strategies and should not be relied upon as such.
Important Information
This material has been created for informational purposes only and does not constitute investment advice and it should not be relied on as such. It does not take into account any investor’s particular investment objectives, strategies, tax status or investment horizon. There is no representation or warranty as to the current accuracy of, or liability for, decisions made based on this material. All material has been obtained from sources believed to be reliable, but its accuracy is not guaranteed.
Investing involves risk, and you could lose money on an investment in SPDR® Gold Trust (“GLD®”).
ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns.
All ETFs are subject to risk, including the possible loss of principal.
Investing in commodities entails significant risk and is not appropriate for all investors.
Commodities and commodity-index linked securities may be affected by changes in overall market movements, changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities.
Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any savings from low fees or costs.
Important Information Relating to SPDR® Gold Trust (“GLD®”): The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. Please see the GLD prospectus for a more detailed discussion of the risks of investing in GLD shares. The GLD prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053.
GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.
GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time to that extent.
The World Gold Council name and logo are a registered trademark and used with the permission of the World Gold Council pursuant to a license agreement. The World Gold Council is not responsible for the content of, and is not liable for the use of or reliance on, this material. World Gold Council is an affiliate of GLD’s sponsor.
GLD® is a registered trademark of World Gold Trust Services, LLC used with the permission of World Gold Trust Services, LLC.
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For more information, please contact the Marketing Agent for GLD: State Street Global Advisors Funds Distributors, LLC, One Iron Street, Boston, MA, 02210; T: +1 866 320 4053 spdrgoldshares.com.
The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data.
BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its aï¬ƒliates, and BARCLAYS®, a trademark and service mark of Barclays Bank Plc, have each been licensed for use in connection with the listing and trading of the SPDR Bloomberg Barclays ETFs.
Distributor: State Street Global Advisors Funds Distributors, LLC, member FINRA, SIPC, an indirect wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its aï¬ƒliates. Certain State Street aï¬ƒliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., member FINRA, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc., member FINRA, is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not aï¬ƒliated with State State Street Global Advisors Funds Distributors, LLC.
State Street Global Advisors Funds Distributors, LLC is the distributor for certain registered products on behalf of the advisor. SSGA Funds Management has retained Nuveen Asset Management, LLC as the sub-advisor to certain of such funds. State Street Global Advisors Funds Distributors, LLC is not aï¬ƒliated with Nuveen Asset Management, LLC.
Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully.
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ID223860-2047512.31.1.AM.INST 0620 Exp. Date: 06/30/2021 SPD002241
Not FDIC Insured No Bank Guarantee May Lose Value

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.